UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  November 23, 2007

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

NEVADA	23-3100268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Bala Plaza East, Suite 117
Bala Cynwyd, PA 19004
(Address and zip code of principal executive offices)

(610) 784-2000
(Registrant’s telephone number, including area code)

____________________________________________________________
(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2007, Skinny Nutritional Corp. entered into a one-year factoring agreement with United Capital Funding of Florida (“UCF”). The agreement provides for an initial funding limit of $300,000. On November 23, 2007 we received an initial funding through this arrangement of $124,269. We expect to improve our cash flow with this arrangement.

All accounts submitted for purchase must be approved by UCF. The applicable factoring fee is 0.45% of the face amount of each purchased account and the purchase price is 80% of the face amount. UCF will retain the balance as a reserve, which it holds until the customer pays the factored invoice to UCF. In the event the reserve account is less than the required reserve amount, we will be obligated to pay UCF the shortfall. In addition to the factoring fee, we will also be responsible for certain additional fees upon the occurrence of certain contractually-specified events. As collateral securing the obligations, we granted UCF a continuing first priority security interest in all accounts and related inventory and intangibles. Notwithstanding the creation of the above security interest, our relationship with UCF is one of Seller and Purchaser of accounts, and not that of lender and borrower. In addition, upon the occurrence of certain contractually-specified events, UCF may require us to repurchase a purchased account on demand. In connection with this arrangement, each of our Chairman and Chief Executive Officer agreed to personally guarantee our obligations to UCF. The agreement will automatically renew for successive one year terms until terminated. Either party may terminate the agreement on three month’s prior written notice. We are liable for an early termination fee in the event we fail to provide them with the required written notice.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required to be disclosed pursuant to this Item 2.03, the information disclosed in response to Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On November 28, 2007, the Company’s Board of Directors approved the grant of an aggregate of 6,325,000 options to certain of the Company’s employees and directors, including its executive officers. With respect to the option awards granted to the Company’s executive officers, the material terms of each of these option awards are as follows. The Company awarded Donald McDonald, its Chief Executive Officer and Chief Financial Officer and a director 2,500,000 options and Michael Salaman, its Chairman, 3,000,000 options. In addition, Mr. Michael Reis, the Company’s Chief Operating Officer and a director, was awarded 200,000 options. Each of these option awards are exercisable for a period of five years and are subject to vesting requirements. With respect to each grant, 25% of the total award shall vest immediately and the balance shall vest in equal annual installments of 25% of the unvested amount each until option award is vested in full. The option exercise price is equal to $0.08, which was the closing price of the Company’s common stock on the date of grant.

In addition, on November 28, 2007, the Company’s Board of Directors approved the grant of an aggregate of 2,000,000 restricted shares of common stock to Mr. Salaman, its Chairman, in consideration of his agreement to provide a personal guaranty in connection with the secured loan agreement the Company entered into earlier this year. Further, the Board also approved and a restricted stock award of 125,000 shares to a consultant in consideration of services rendered. Also, on such date, the board agreed to grant a warrant to purchase 100,000 shares of common stock to another consultant in consideration for services provided by him to the Company, which warrants shall be exercisable for a seven year term at a per share exercise price of $0.08.

The issuance of the foregoing securities was exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were either accredited investors or otherwise provided with access to material information concerning the Company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2007, the Board of Directors of the Company approved new compensation arrangements for each of the Company’s Chairman and Chief Executive Officer and agreed to negotiate employment agreements with both executives memorializing such arrangements. As approved by the Board, Mr. Michael Salaman, the Company’s Chairman will receive a base salary of $150,000 per annum and Mr. Donald J. McDonald, the Company’s Chief Executive Officer, President and Chief Financial Officer, will receive a base salary of $140,000. It is contemplated that the employment agreements to be negotiated and entered into with both executive sill include a discretionary bonus opportunity, a monthly automobile allowance, reimbursement for health and life insurance policies, and certain additional benefits, including a severance benefit of an amount to be determined which would be operative upon the occurrence of a change in control of the Company and in the event that either of the executives are terminated from their employment without cause. To the extent required to be disclosed pursuant to this Item 5.02, the information disclosed in response to Item 3.02 of this Current Report on Form 8-K pertaining to the equity awards granted to our executive officers is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

By: /s/ Donald J. McDonald

Name: Donald J. McDonald
Title: Chief Executive Officer
Date: November 29, 2007